Exhibit 1A-11 CONSENT.1

JOINT CONSENT OF THE STOCKHOLDERS AND BOARD OF DIRECTORS

OF

EI.VENTURES, INC.

EFFECTIVE: SEPTEMBER 9, 2020

The undersigned, constituting all the stockholders (the “Stockholders”) and members of the Board of Directors (the “Board”) of Ei.Ventures, Inc., a Delaware corporation (the “Company”), pursuant to Delaware General Corporation Law, adopt the following resolutions by written consent:

FORM 1-A APPROVAL

WHEREAS, the Board has determined that it is in the best interests of the Company to raise up to $50,000,000.00 through the authorization, sale and issuance of common stock by filing a Form 1-A with the Securities and Exchange Commission (“SEC”), in substantially the form attached hereto as Exhibit A (the “Form 1-A”); and

WHEREAS, after careful consideration, the Stockholders and Board have determined that the terms and conditions of the Form 1-A are just, equitable and fair as to the Company.

NOW, THEREFORE, BE IT RESOLVED, that the Form 1-A is approved in all respects;

RESOLVED FURTHER, that the officers of the Company are authorized and directed, for and on behalf of the Company, to file the Form 1-A with the SEC, along with any and all other agreements, certificates or documents required or contemplated by the Form 1-A or deemed necessary or appropriate in connection therewith, and to take all actions deemed necessary or appropriate to cause the Company’s obligations thereunder to be performed;

RESOLVED FURTHER, in connection with and in furtherance of the transactions contemplated by the Form 1-A, that the officers of the Company are authorized and directed, for and on behalf of the Company, to communicate with the SEC and cause any additions, modifications, amendments or deletions to be made to the Form 1-A, and such other agreements, certificates or documents, as any such officer may approve, and the execution and delivery thereof by any officer of the Company shall be deemed conclusive evidence of the approval of any such addition, modification, amendment or deletion; and

RESOLVED FURTHER, that the Company is authorized and directed to reserve for issuance upon qualification of the Form 1-A, the maximum number of shares of common stock that the Company issues in the financing.

OMNIBUS RESOLUTIONS

RESOLVED, that the officers of the Company are authorized and directed, for and on behalf of the Company, to make such filings and applications, to execute and deliver such documents and instruments, and to do such acts and things as any such officer deems necessary or appropriate in order to implement the foregoing resolutions.

[REMAINDER LEFT BLANK]

This Action by Written Consent shall be filed with the minutes of the proceedings of the Company. The undersigned have executed this Action by Written Consent as of the date set forth under his or her name below. Any copy, facsimile, .PDF or other reliable reproduction of this Action by Written Consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile, .PDF or other reproduction be a complete reproduction of the entire original writing.

/s/ David Nikzad
David Nikzad

/s/ Jason Hobson
Jason Hobson

ORTHOGONAL THINKER, INC.

/s/ David Nikzad
By: David Nikzad
Its: President